EXHIBIT 10-G

COLGATE-PALMOLIVE COMPANY DEFERRED COMPENSATION PLAN

Colgate-Palmolive Company (the “Company”) hereby continues the Deferred Compensation Plan, a non-qualified, unfunded plan (the “Plan”) for the exclusive benefit of key management and top executive employees of the Company and designated subsidiaries. This Plan is intended to aid in attracting and retaining executives for the continued growth and profitability of the Company.

1. Name of Plan. The name of this Plan is the “Deferred Compensation Plan.”

2. Effective Date. The effective date of the Plan is July 15, 1994. The effective date of this amended and restated Plan is January 1, 2005.

Elections may be made under this Plan for the deferral of base salary, cash bonus awards to be made under the Company’s Executive Incentive Compensation Plan (“EICP”), and such other types of compensation (including, but not limited to, restricted stock awards) as may be designated by the Personnel and Organization Committee of the Board of Directors of the Company (the “Board”) (the “Committee”) (such base salary, cash bonus awards and other types of compensation hereafter collectively referred to as “compensation”).

3. Purpose. The purpose of this Plan is to provide a means by which an Eligible Employee may, under certain circumstances, elect to defer for a specified number of years or to termination of employment the receipt of a portion of compensation which is otherwise payable on account of services performed or results achieved in a specific calendar period (provided that the requirements of Sections 7, 8 and 10 hereof are satisfied with respect to each deferral election).

4. Plan Administration. The Plan shall be administered by the Global Compensation Department provided, however, that any action that can be taken by the Global Compensation Department hereunder can also be taken by the Committee, at its discretion. The Global Compensation Department shall have the discretionary authority to adopt, alter and repeal such administrative rules, guidelines and practices governing the Plan as it shall, from time to time, deem advisable, to interpret the terms and provisions of the Plan and to otherwise supervise the administration of the Plan, provided that the Global Compensation Department shall not have the authority to amend the terms and conditions of the Plan. The Committee shall have the duty and responsibility of designating groups of Eligible Employees and the Global Compensation Department shall have the duty and responsibility of identifying individuals eligible to participate based on the designations determined by the Committee. The Global Compensation Department shall have the duty and responsibility of maintaining records, making the requisite calculations and disbursing the payments hereunder. Any action taken on any matter within the discretion of the Global Compensation Department and/or the Committee shall be final and binding on all persons and parties concerned, including the Participants, beneficiaries and the Company.

5. Delegated Responsibilities. The Global Compensation Department shall have the authority to delegate any of its responsibilities for administration to such other groups or persons as it deems proper for prudent administration of the Plan.

6. Participation by Eligible Employees. Any key management or top executive employee (“Employee”) of the Company or any wholly-owned subsidiary thereof

(collectively, the “Company”) who has been identified as eligible to participate in this Plan by the Global Compensation Department (an “Eligible Employee”), may elect to become a participant under the Plan (a “Participant”) by filing a written notice (“Notice”) with the Global Compensation Department, in the form prescribed by the Global Compensation Department.

7. Deferred Compensation. Any Participant may elect, in accordance with Section 8 of this Plan, to defer the receipt of a portion of the compensation otherwise payable to him by the Company. The Participant may designate the portion to be deferred, which shall not be less than the minimum, nor more than the maximum, dollar amount or percentage established from time to time by the Global Compensation Department, prior to the calendar year in which the Participant performs the services that entitles him to the compensation being deferred. The Global Compensation Department shall determine any such minimum or maximum separately with respect to each category of compensation potentially to be deferred (e.g., base salary, cash bonus award or other types of compensation).

The Participant may also elect the length of the deferral period, with the minimum elected deferral period being for five (5) years from the date the compensation otherwise would have been payable, and the maximum elected deferral period being to termination of employment, at which time payment will be made or commence, subject to special rules for “specified employees,” as described in Section 10. If longer than the minimum required deferral period, the Participant may also select a deferral period running to a specific time.

The Participant may also elect at the time of the deferral election whether the FICA and Medicare taxes attributable to the EICP bonus (and the income tax attributable to the portion of such bonus used to satisfy the FICA, Medicare and associated income tax) should be withheld from the portion of the bonus subject to the deferral or whether such taxes should be withheld from other amounts which are currently taxable to the Participant.

Any compensation deferred pursuant to this Section 7 shall be recorded by the Company, as a bookkeeping entry only, in a Deferral Bookkeeping Account (an “Account”) maintained in the name of the Participant. With respect to a deferral of base salary, such amount shall be credited to the Account on each date for payment of base salary, in accordance with the Company’s normal practices, and shall be spread equally over the remainder of the calendar year beginning as soon as is administratively possible following receipt of the Notice of deferral election. With respect to a deferral of a cash bonus, the Account shall be credited with the dollar amount of the elected bonus deferral at the time the deferred amount otherwise would have been paid. The deferral of restricted stock awards or other types of compensation shall follow a procedure which may be established at a future date by the Global Compensation Department.

The Company shall furnish each Participant with an annual statement of his Account. The Company shall also credit interest equivalents on amounts deferred in an Account from the date the deferred amount is credited to the Account until final distribution of the Account pursuant to Section 10 of the Plan.

8. Election to Defer Receipt of Compensation. The Notice by which a Participant elects to defer receipt of compensation as provided in this Plan shall be in a form and manner determined by the Global Compensation Department, and shall be delivered to the Global Compensation Department prior to the date specified by the Global Compensation Department, which shall be no later than the December 31 which immediately precedes the calendar year in which the compensation is to be earned (and with respect to a type of compensation which may be determined on the basis of a multi-year performance period, prior to the first year of such period).

Notwithstanding the prior sentence, in the case of a newly eligible employee who is a new hire and first becomes eligible to participate in the Plan during the calendar year in which hired, the initial deferral election may be made no later than thirty (30) days after he first becomes eligible, and shall be effective only with respect to amounts earned after the date of the deferral election. Any deferral election made by any Participant shall be irrevocable with respect to any amount of compensation covered by such election subject to Sections 10(a) and 16 hereof.

9. Investment of Deferred Amounts. All amounts credited to an Account shall be credited annually, as of the end of each calendar year, with interest at an annual rate designated from time to time by the Committee. This crediting rate initially shall be equal to 120% of the Applicable Federal Rate (the “AFR”) - either the fixed mid-term or long-term AFR, as appropriate for the Participant’s selected deferral period. The Committee may, in its sole discretion, modify the crediting rate(s)prospectively at any time, with respect to either amounts already credited to an Account or amounts to be credited in the future pursuant to an existing or future election to defer compensation. Interest shall continue to be credited until the Account has been fully distributed to a Participant or to his beneficiary or beneficiaries designated pursuant to Section 10(d) below.

10. Distribution.

(a) At the time of his initial election to defer a portion of compensation for a particular calendar year, the Participant shall also indicate the form and length of distribution, selecting from either a lump sum or a series of annual installments over a period of not more than ten (10) years (commencing or paid as soon as is administratively possible upon either the completion of the elected deferral period or the first day of the year following the completion of such period as elected by the Participant at the time of his initial election to defer). Subsequent annual installments will be paid on or about January 30th of each subsequent year. The Participant’s election of a method of distribution shall be irrevocable once made. However, with respect to amounts deferred prior to January 1, 2005 for which the Participant had a legally binding right as of December 31, 2004 to be paid the amount, and such right is both earned and vested as of such date, and the earnings credited thereon (the “Grandfathered Benefit”), the Global Compensation Department may, in its discretion, decide at any time to shorten the period of distribution or, with the consent of a Participant, decide not less than one (1) year prior to the originally scheduled commencement of payment(s), to lengthen the period of distribution, to a date which follows such originally scheduled commencement date by at least one (1) year, and, if later, up to the maximum period (or to the latest deferral date)

that was initially available to the Participant. For the portion of a Participant’s Account in excess of the Grandfathered Benefit, the Global Compensation Department may, in its discretion, decide at any time to permit Participants to elect to defer or lengthen the period of distribution provided the following requirements are met:

(i) the election will not take effect until at least twelve months after the date on which the election is made and will not be recognized with respect to payments that would otherwise have commenced during such twelve-month period;

(ii) except for payments made pursuant to Sections 10(e) and 16, the first payment with respect to which such election is made shall be deferred for a period of not less than five years from the date such payment would otherwise have been made; and

(iii) any election related to payments that would otherwise have commenced as of a specified time, as opposed to the termination of a Participant’s employment with the Company, may not be made less than twelve months prior to the date on which such payments would otherwise have commenced.

(b) Upon termination of a Participant’s employment with the Company for any reason other than retirement (including, but not limited to, death, disability, termination by the Company or resignation), the Participant or his beneficiary or beneficiaries designated pursuant to paragraph (d) of this Section shall be paid, as soon as is administratively possible, the Grandfathered Benefit as of the date of termination of employment (including any remaining amounts not yet paid out, if the termination of employment occurs while the Participant is receiving installment payments from his Account), in a lump sum including interest credited through the date of termination at the crediting rate established for the applicable plan year. Upon termination of a Participant’s employment with the Company for any reason prior to attainment of age 55, the portion of the Participant’s Account in excess of the Grandfathered Benefit shall be paid in accordance with the immediately preceding sentence. The foregoing notwithstanding, effective for payments made on or after January 1, 2005, if the Participant is a “specified employee,” as determined in accordance with procedures adopted by the Company that reflect the requirements of section 409A(a)(2)(B)(i) of the Internal Revenue Code of 1986, as amended (the “Code”), payment of the portion of the Participant’s Account in excess of the Grandfathered Benefit which is made on account of the Participant’s termination of employment shall be deferred until the earlier of (i) the date that is six months following the Participant’s termination of employment or (ii) the date of the Participant’s death.

(c) Upon termination of a Participant’s employment with the Company by reason of his retirement, the Participant will be entitled to his Grandfathered Benefit, which shall be payable according to the terms of the Participant’s preference filed with the Global Compensation Department pursuant to the provisions of paragraph (a) of this Section, except that payment of the Grandfathered Benefit shall be made or commence as soon as is administratively possible after the Participant’s retirement or, if the Participant has elected, the first day of the year immediately following the Participant’s retirement. If the Participant is receiving installment payments from his Account at the time of his retirement, payment will continue as scheduled. Upon termination of a Participant’s employment with the Company after the attainment of age 55 for any reason other than death, the portion of the Participant’s Account in excess of the Grandfathered Benefit shall be paid in accordance with the provision of this paragraph (c) as if the Participant had retired. The foregoing notwithstanding, effective for payments made on or after January 1, 2005, if the Participant is a “specified employee,” as determined in accordance with procedures adopted by the Company that reflect the requirements of Code section 409A(a)(2)(B)(i), payment of the portion of the Participant’s Account in excess of the Grandfathered Benefit which is made on account of the Participant’s termination shall be deferred until the earlier of (i) six months following the Participant’s termination or (ii) the date of the Participant’s death).

(d) In the event of a “Change of Control,” as such term is defined in the Colgate-Palmolive Company Executive Severance Plan, as amended from time to time, payment of the Grandfathered Benefit shall be made 30 days following the Change of Control if such Participant is then covered under the Executive Severance Plan pursuant to the Executive Severance Plan. If the Change of Control satisfies the requirements of Code section 409A(a)(2)(A)(v), payment of such Participant’s Account in excess of the Grandfathered Benefit shall be made 30 days following the Change of Control.

(e) Upon the death of the Participant prior to the complete distribution of the entire balance of his Account, the balance of his Account on the date of his death shall be paid in a lump sum to the beneficiary or beneficiaries designated by the Participant in writing delivered to the Global Compensation Department. In the absence of an appropriately filed beneficiary designation, or if the designated beneficiary or beneficiaries is not living at the time of the Participant’s death, then the Account balance shall be paid:

1.	to the surviving spouse,

2.	to the children, if no surviving spouse,

3.	to the Participant’s parents, if none of (1) or (2),

4.	to the Participant’s siblings, if none of (1), (2) or (3),

5.	to the Participant’s estate, if none of (1)-(4).

11. Participant’s Rights Unsecured; Limitation on Assignment. The right of the Participant or his designated beneficiary to receive a distribution hereunder shall be an unsecured claim against the general assets of the Company, and neither the Participant nor his designated beneficiary shall have any rights in or against the amount credited to his account or any other specific assets of the Company. The Company shall pay all benefits arising under this Plan and all costs, charges and expenses relating thereto out of its general assets. All amounts credited to an Account shall constitute general assets of the Company and may be disposed of by the Company at any such time and for such purposes as it may deem appropriate. Except as otherwise required by law, an Account may not be encumbered or assigned by a Participant or any beneficiary, or subjected to any charge or legal process. If any attempt is made to do so, or a person eligible for benefits under this Plan becomes bankrupt, the interest under this Plan of the person affected may be terminated by the Committee which, in its sole discretion, may cause the same to be held or applied for the benefits of one or more of the dependents of such person or make any other disposition of such benefits that is deemed appropriate and is consistent with section 409A of the Code.

12. Amendments to the Plan. The Board may amend the Plan at any time, without the consent of the Participants or their beneficiaries, provided, however, that no amendment shall divest any Participant or beneficiary of the credits to his Account occurring prior to such amendment, or of any rights to which he would have been entitled if the Plan had been terminated immediately prior to the effective date of such amendment.

13. Termination of the Plan. The Board may terminate the Plan at any time. Upon termination of the Plan, distribution of the credits to a Participant’s Account shall be made in the manner and at the time prescribed in Section 10 hereof or, with respect to the Participant’s Grandfathered Benefit, at such other time determined by the Board; provided that no additional credits shall be made to the Account of a Participant following termination of the Plan other than interest thereon credited pursuant to Section 9.

14. Expenses. Costs of administration of the Plan will by paid by the Company and/or by such of its affiliates with Employees participating in the Plan.

15. Notices. Any notice or election required or permitted to be given hereunder shall be in writing and shall be deemed to be filed:

(a) on the date it is personally delivered to the Global Compensation Department, or

(b) three business days after it is sent by registered or certified mail, to the Vice President, Global Compensation at 300 Park Avenue, New York, NY 10022.

16. Hardship Distributions. A Participant may at any time request the Global Compensation Department to accelerate distribution of all or any part of his Account in the case of an “unforeseeable emergency.” With respect to the Grandfathered Benefits, an unforeseeable emergency means an unanticipated emergency that is caused by an event beyond the control of the Participant or beneficiary and that would result in severe financial hardship to the individual if early withdrawal were not permitted. With respect to the portion of a Participant’s Account in excess of the Grandfathered Benefit, an unforeseeable emergency means a severe financial hardship to the Participant resulting from an illness or accident of the Participant, the Participant’s spouse or a dependent (as defined in Code section 152, without regard to Code sections 152(b)(1), (b)(2) and (d)(1)(B)) of the Participant, loss of the Participant’s property due to casualty, or other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant. The amounts distributed with respect to an unforeseeable emergency may not exceed the amounts necessary to satisfy such emergency plus amounts necessary to pay taxes reasonably anticipated as a result of the distribution, after taking into account the extent to which such hardship is or may be relieved through reimbursement or compensation by insurance or otherwise or by liquidation of the Participant’s assets (to the extent the liquidation of such assets would not itself cause severe financial hardship). The Global Compensation Department may request that the Participant provide any information it determines appropriate in connection with such request. The decision of the Global Compensation Department with respect to the above shall be in its sole discretion, and shall be final and binding and not subject to review.

17. Plan Unfunded. Nothing in this Plan shall be interpreted or construed to require the Company in any manner to fund any obligation to the Participants or any beneficiary hereunder. Nothing contained in this Plan nor any action taken hereunder shall create, or be construed to create, a trust of any kind, or a fiduciary relationship between the Company and the Participants, beneficiaries, or any other persons. Notwithstanding the preceding sentence, however, the Company reserves the right to establish a rabbi trust (i.e., a trust which would constitute a “grantor trust” resulting in the corpus and income of such trust being treated as assets and income of the Company) and appropriate related funding medium (including, but not limited to, a letter of credit) to aid the Company in meeting its obligations to the Participants under this Plan and to be assured that such obligations will be met following a change of control of the Company. Any funds which may be accumulated to meet any obligation under this Plan shall for all purposes continue to be part of the general assets of the Company.

18. Non-guarantee of Employment. Nothing contained in this Plan shall be construed as a contract of employment between the Company and any Participant, or as a right of any Participant to be continued in employment of the Company, or as a limitation on the right of the Company to discharge any employee, with or without cause.

19. Deferral Election Does Not Affect “Recognized Earnings” for Purposes of Other Company Benefits. “Recognized Earnings” for purposes of all other benefits offered by the Company (including, but not limited to, the Employees Retirement Income Plan/PRA, the Savings and Investment Plan, life, disability, accidental death and dismemberment, supplemental pension and savings benefits) will not be affected by any deferral election made hereunder.

20. Applicable Law. All questions pertaining to the construction, validity and effect of this Plan shall be determined in accordance with the laws of the State of New York, to the extent not preempted by Federal law.

21. Conflicts with Other Plans or Documents. From time to time, the Committee or the Global Compensation Department of the Company may issue guidelines or other explanatory material concerning the operations of the Plan. To the extent that any of these supplemental materials concerning the operations of this Plan shall be inconsistent with the terms of this Plan document, the terms of this Plan shall prevail.

To the extent that the terms of this Plan may prove to be inconsistent with the terms of the EICP or any other plan(s) approved by the shareholders of the Company, the terms of the EICP or such other shareholder-approved plan(s) shall be controlling.

To the extent that the terms of this Plan may prove to be inconsistent with the terms of the Executive Severance Plan, the terms of this Plan shall be controlling.

22. Pronouns. Whenever used in this Plan, the masculine pronoun is to be deemed to include the feminine. The singular form, whenever used herein, shall mean or include the plural form where applicable, and vice versa.

23. Representations. The Company does not represent or guarantee that any particular federal or state income, payroll, personal property or other tax consequence will result from participation in this Plan. A Participant should consult with professional tax advisors to determine the tax consequences of his or her participation.

24. Plan to Comply with Code Section 409A. Notwithstanding any provision to the contrary in this Plan, each provision in this Plan shall be interpreted to permit the deferral of compensation in accordance with Code section 409A and any provision that would conflict with such requirements shall not be valid or enforceable.